EXHIBIT NO. 23.1

Independent Auditors’ Consent

The Board of Directors

Adolor Corporation:

We consent to the use of our report dated February 14, 2003 with respect to the consolidated balance sheets of Adolor Corporation and subsidiary (a development-stage company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002, and for the period from August 9, 1993 (inception) to December 31, 2002, incorporated herein by reference.

/s/    KPMG LLP

Philadelphia, Pennsylvania

June 4, 2003